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------                                                                                               -------------------------------
FORM 4                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
------                                            WASHINGTON, D.C. 20549                             -------------------------------
                                                                                                      OMB Number          3235-0287
|_| Check this box if                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Expires:    December 31, 2001
    no longer subject                                                                                 Estimated average burden
    to Section 16.        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     hours per response........0.5
    Form 4 or Form 5           Section 17(a) of the Public Utility Holding Company Act of 1935       -------------------------------
    obligations may               or Section 30(f) of the Investment Company Act of 1940
    continue.  See
    Instruction 1(b)
(Print or Type Responses)
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1.Name and Address of Reporting Person*  2.Issuer Name AND Ticker or Trading Symbol  6.Relationship of Reporting Person(s) to Issuer
                                                                                                   (Check all applicable)
  Schoenberg Farms, Inc.                   AmeriVest Properties, Inc. (AMV)                  Director          X  10% Owner
-------------------------------------------------------------------------------------    ---                  ---
 (Last)      (First)        (Middle)     3.IRS or Social Security  4.Statement for           Officer (give        Other (Specify
                                           Number of Reporting       Month/Year          --- title below)     ---         below)
                                           Person, if an entity
                                           (Voluntary)
  7255 North Sheridan Street                   N/A                     3/01                 ---------------------------
-----------------------------------------                          ----------------------------------------------------------------
                (Street)                                           5.If Amendment,    7.Individual or Joint/Group Filing
                                                                     Date of Original   (Check applicable line)
                                                                     (Month/Year)         X  Form filed by One Reporting Person
  Arvada       CO            80003                                                       ---
-----------------------------------------                                                    Form filed by More than One
(City)       (State)          (Zip)                                                      --- Reporting Person
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security    2.Trans-   3.Transaction  4.Securities Acquired (A)      5.Amount of        6.Ownership        7.Nature of
  (Instr. 3)             action     Code           or Disposed of (D)             Securities         Form:              Indirect
                         Date       (Instr. 8)     (Instr. 3, 4 and 5)            Beneficially       Direct (D) or      Beneficial
                                  ----------------------------------------------  Owned at End       Indirect (I)       Ownership
                         (Month/                                                  of Month           (Instr. 4)         (Instr. 4)
                         Day/       Code     V       Amount  (A) or    Price      (Instr. 3 and 4)
                         Year)                               (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                   Potential persons who are to respond to the collection of information
                                   contained in this form are not required to respond unless the form                         (Over)
                                   displays a currently valid OMB control number.                                    SEC 1474 (3-99)
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FORM 4 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  2. Conver-    3. Trans-   4. Trans-    5. Number of       6. Date Exer-   7. Title and Amount  8. Price
   Security                sion or       action      action       Derivative         cisable and     of Underlying        of
   (Instr. 3)              Exercise      Date        Code         Securities         Expiration      Securities           Deriv-
                           Price of                  (Instr. 8)   Acquired (A) or    Date            (Instr. 3 and 4)     ative
                           Deriv-        (Month/                  Disposed of (D)    (Month/Day/                          Secur-
                           ative         Day/                     (Instr. 3, 4,      Year)                                ity
                           Security      Year)                    and 5)                                                  (Instr. 5)
                                                  --------------------------------------------------------------------
                                                                                  Date     Expira-           Amount or
                                                    Code   V      (A)      (D)    Exer-    tion      Title   Number of
                                                                                  cisable  Date              Shares
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Common Stock                $5.00       3/29/01      J                   100,000   Immed.  7/10/05   Common   100,000        (a)
  Warrants                                                                                           Stock
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
1. Title of Derivative     9. Number of         10. Ownership         11. Nature of
   Security                   Derivative            Form of               Indirect
   (Instr. 3)                 Securities            Derivative            Beneficial
                              Beneficially          Security:             Ownership
                              Owned at End          Direct (D) or         (Instr. 4)
                              of Month              Indirect (I)
                              (Instr. 4)            (Instr. 4)
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Common Stock                  50,000                     I                    (a)
  Warrants
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Explanation of Responses:

(a) Transfer to affiliated entities. Effects only a change of beneficial ownership without changing the form of pecuniary interest of single person controlling each entity.



                                                                                    /s/ Deborah J. Friedman                  4/5/01
** Intentional misstatements or omissions of facts                                ------------------------------------   -----------
   constitute Federal Criminal Violations.                                          Deborah J. Friedman                      Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                        Attorney-in-Fact


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this
form are not required to respond unless the form displays a currently valid OMB number.                                       Page 2
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